Exhibit 99.1

Royal Gold Reports Revenue of $237 Million for Fiscal 2014 Including Growing Contribution from Mt. Milligan

DENVER, COLORADO. AUGUST 7, 2014: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) (together with its subsidiaries, “Royal Gold” or the “Company”) is reporting net income attributable to Royal Gold stockholders (“net income”) of $62.6 million, or $0.96 per basic share, on annual revenue of $237.2 million in fiscal 2014 (ended June 30), compared with net income of $69.2 million, or $1.09 per share, on revenue of $289.2 million in fiscal 2013. The average gold price in fiscal 2014 was $1,296 per ounce, down 19% from $1,605 per ounce in fiscal 2013.

Fiscal 2014 Highlights:

•	Three consecutive quarters of growing contribution from Mt. Milligan, totaling $27.2 million in revenue;
•	Reported net income of $0.96 per share, down 12% from a year ago despite a 19% decline in gold price;
•	Adjusted EBITDA[1] of $3.11 per basic share, or 85% of revenue; and
•	Cash dividends of $53.4 million, representing a payout ratio of 36% of operating cash flow, in our 13th straight year of increasing dividends.

Fourth Fiscal Quarter 2014 Highlights Compared with the Prior Year Quarter:

•	Net income of $0.26 per basic share, up 63%;
•	Revenue of $70.1 million, up 22%;
•	Gold Equivalent Ounces (“GEOs”)[2] of 54,442, up 34%; and
•	New production at Mt. Milligan and higher production at Peñasquito, Cortez and Canadian Malartic.

Tony Jensen, President and CEO, commented, “In fiscal 2014 we successfully delivered strong financial performance despite a significantly lower gold price. This performance reflects our new phase of growth, as Mt. Milligan’s revenue contribution in fiscal 2014 increased in each successive quarter of its production. Over the last year we’ve continued to invest, giving our shareholders exposure to properties with excellent development potential, including Rubicon Minerals’ Phoenix Project and Barrick’s Goldrush Project, while also expanding our interests at Cortez. We returned over one third of our operating cash flow to our shareholders this year, and we still have over $1 billion of liquidity to invest in new opportunities.”

[1]	The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).
[2]	The Company defines Gold Equivalent Ounces as revenue divided by the average gold price for the same period.

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For fiscal 2014, we recorded net income of $62.6 million, or $0.96 per basic share, compared with net income of $69.2 million, or $1.09 per basic share, for fiscal 2013. Revenue in fiscal 2014 was lower than fiscal 2013 due to lower average gold, silver, copper and nickel prices and lower production at Andacollo, Voisey’s Bay, Mulatos and Robinson. These decreases during the current period were partially offset by new production at Mt. Milligan and higher production at Peñasquito.

Adjusted EBITDA for fiscal 2014 was $202.1 million ($3.11 per basic share), representing 85% of revenue, compared with Adjusted EBITDA of $260.5 million ($4.12 per basic share), or 90% of revenue, for fiscal 2013. Adjusted EBITDA as a percentage of revenue was lower in fiscal 2014 due to the inclusion of ongoing stream payments to Mt. Milligan of $435 per ounce of gold, which are recorded as a cost of sales.

As of June 30, 2014, the Company had a working capital surplus of $713.5 million. Current assets were $736.0 million (including $659.5 million in cash and equivalents), compared to current liabilities of $22.5 million, resulting in a current ratio of 33 to 1.

For the fourth fiscal quarter ended June 30, 2014, net income was $16.6 million, or $0.26 per basic share, compared with net income of $10.7 million, or $0.16 per basic share, for the prior year quarter. Revenue was $70.1 million, compared with revenue of $57.3 million for the same period in fiscal 2013. Adjusted EBITDA was $57.1 million ($0.88 per basic share), or 81% of revenue, compared with Adjusted EBITDA of $50.3 million ($0.78 per basic share), or 88% of revenue, for the prior year quarter.

Fiscal fourth quarter 2014 net income included a non-cash loss on available-for-sale securities of  $4.5 million ($0.07 per basic share) and income tax expense was reduced by $5.9 million  ($0.09 per basic share) for a non-cash reduction of our uncertain tax positions. Absent the net impact of these items, net income would have been $0.23 per basic share during the fourth quarter of fiscal 2014.

Results for the fourth quarter fiscal 2014 were impacted by a lower average gold price of $1,288 per ounce, representing a 9% decrease over the prior year quarter of $1,414 and lower production at Andacollo, offset by new production at Mt. Milligan and higher production at Peñasquito and Cortez.

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FISCAL 2014 AND RECENT DEVELOPMENTS

Mt. Milligan Gold Stream

Thompson Creek reports that the ramp-up at Mt. Milligan continues to progress well with ore grades and metal recoveries as expected, and mill throughput steadily improving.  Thompson Creek expects variations in throughput as they ramp up production to 80% of design capacity, targeted by year-end 2014.

During the fiscal year ended June 30, 2014, Royal Gold, through a wholly owned subsidiary, purchased 25,750 ounces of physical gold, which came from a combination of provisional and final settlements associated with the first seven shipments of concentrate from Mt. Milligan. We sold 21,100 ounces of gold during fiscal year 2014 at an average price of $1,292 per ounce, and had 7,800 ounces of gold in inventory as of June 30, 2014.  Approximately 3,100 ounces of the gold in inventory were received prior to fiscal year end but were not paid for until July 2, 2014.

Deliveries of gold to Royal Gold are based on ounces shipped in concentrates from Mt. Milligan multiplied by a 97% payable factor. Under the purchase and sale agreement, the first 12 concentrate shipments from Mt. Milligan are subject to gold deliveries based on the receipt of provisional payments under each smelter contract. For shipments 1-4, 75% of the gold ounces delivered to Royal Gold were based on receipt of the provisional payment under each smelter contract, and 25% of the gold ounces are delivered upon final settlement under each contract. For shipments 5-8, those percentages are 50% and 50%, respectively, and for shipments 9-12, the percentages are 25% and 75%, respectively. Thereafter, all deliveries will be based solely on final settlement timing and volumes, subject to Thompson Creek’s smelter contracts. Royal Gold currently sells most of the delivered gold within three weeks of receipt, and recognizes revenue on its streaming transactions when the metal received is sold.

Tulsequah Chief Gold and Silver Stream

On July 4, 2014, the Company amended its December 2011 Tulsequah Chief gold and silver stream to decrease its remaining advance payment commitment, which remains subject to the satisfaction of certain conditions precedent, from $50 million to $45 million. The amendment also increased the stream percentages as follows: increased the gold stream percentage from 12.50% to 17.50% of payable gold until 65,000 ounces have been delivered to Royal Gold, and 8.75% of payable gold thereafter, up from 7.50%; and increased the silver stream percentage from 22.50% to 25% of payable silver until 3.0 million ounces have been delivered, and 12.50% of payable silver thereafter, up from 9.75%. The amendments also revised the cash payments to be made for each ounce of gold and silver delivered to a constant 30% and 25%, respectively, of the spot prices of gold and silver on the date of each delivery. Additional details are available in Royal Gold’s Form 10-K.

Phoenix Gold Project Stream

On February 11, 2014, Royal Gold, through a wholly owned subsidiary, entered into a $75 million Purchase and Sale Agreement (the “Agreement”) for a gold stream transaction with Rubicon Minerals Corporation (“Rubicon”) to help pay a significant portion of the construction costs of the Phoenix Gold Project located in Ontario, Canada, which is currently in the development stage. The $75 million payment to Rubicon is prepayment of the purchase price for refined gold and is payable in five installments. As of June 30, 2014, the Company has a remaining commitment of $45 million.

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Based on current forecasts, Rubicon projects that gold production will start in mid-2015. The Phoenix Gold Project is fully permitted for initial production at 1,250 tonnes per day. Upon commencement of production at the Phoenix Gold Project, Royal Gold will purchase and Rubicon will sell 6.30% of any gold produced from the Phoenix Gold Project until 135,000 ounces have been delivered, and 3.15% of gold produced thereafter. For each delivery of gold, Royal Gold will pay a purchase price per ounce of 25% of the spot price of gold at the time of delivery, subject to certain conditions.

Goldrush Gold Royalty Acquisition

On January 7, 2014, Royal Gold, through a wholly owned subsidiary, acquired a 1.0% net revenue royalty on the southern end of Barrick Gold Corporation’s (“Barrick”) Goldrush deposit in Nevada from a private landowner for total consideration of $8.0 million, of which $1.0 million was paid at closing and the remaining $7.0 million will be paid in seven annual installments. Goldrush is located approximately four miles from the Cortez mine. Barrick reports that Goldrush is currently in the pre-feasibility stage and a study remains on schedule for completion in mid-2015.

NVR1 Royalty at Cortez

On January 2, 2014, Royal Gold, through a wholly owned subsidiary, increased its ownership interest in the limited partnership that owns the 1.25% net value royalty (“NVR1”) covering certain portions of the Pipeline Complex at Barrick’s Cortez gold mine in Nevada. As a result of the transaction, the NVR1 royalty rate attributable to our interest increased from 0.39% to 1.014% on production from all of the lands covered by the NVR1 royalty excluding production from the mining claims comprising the Crossroad deposit (the “Crossroad Claims”), and from zero to 0.618% on production from the Crossroad Claims. Total consideration for the transaction was approximately $11.5 million. Barrick reports that drilling in the lower zone at Cortez is in the final stages of a program to upgrade and expand the resource.

Pascua-Lama Gold Royalty

In late 2013, Barrick announced the temporary suspension of construction at Pascua-Lama, except for activities required for environmental and regulatory compliance. During the June quarter, Barrick signed a Memorandum of Understanding (MoU) with a group of 15 Diaguita indigenous communities and associations in Chile's Huasco province. Barrick reports that a decision to restart development will depend on improved economics and reduced uncertainty related to legal and regulatory requirements.

El Morro Gold Royalty Acquisition

In August 2013, Royal Gold, through a wholly owned Chilean subsidiary, acquired a 70% interest in a 2.0% net smelter return (“NSR”) royalty on certain portions of the El Morro copper gold project in Chile (“El Morro”), from Xstrata Copper Chile S.A., for $35 million.  Goldcorp Inc. holds 70% ownership of the El Morro project and is the operator, with the remaining 30% held by New Gold Inc.  Goldcorp has indicated that all El Morro project field construction activities have been suspended since April 27, 2012, pending the definition and implementation by the Chilean environmental permitting authority (the Servicio de Evaluación Ambiental or SEA) of a community consultation process which corrects certain deficiencies in that process as specifically identified by the Antofogasta Court of Appeals. The project continues with community engagement, optimization of project economics and evaluation of alternatives for a long-term power supply. During the period of temporary suspension, El Morro worked with the Chilean authorities and local communities to address any perceived deficiencies in respect of the environmental permit. El Morro subsequently filed an addendum to its environmental permit and it was reinstated on October 22, 2013. Certain local communities and groups filed constitutional actions challenging the reinstated permit, and on November 22, 2013, the Copiapo Court of Appeals granted an injunction suspending development of the El Morro project. On April 28, 2014, the Copiapo Court of Appeals rejected the constitutional actions and consequently the injunction was lifted.

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PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the fiscal year ended June 30, 2014, compared with the prior fiscal year ended June 30, 2013 are listed below. Production for our producing properties reflects the actual production subject to our interests reported to us by the various operators through June 30, 2014.

Producing Properties

Andacollo – Production decreased 27% due to lower grades as expected in the mine plan.

Canadian Malartic – Production increased 20% as the operator accessed a higher grade portion of the pit and increased throughput from additional crushing.

Cortez – Production increased 16% as surface mining activity at the Pipeline and Gap pits increased during the current period. Additionally, after deferrals in late 2013, Barrick resumed shipments of roaster ore stockpiled at Cortez to Goldstrike for processing, which occurred during the March 2014 quarter. Our royalty interests cover the entire Pipeline and South Pipeline pit, part of the Gap pit, and all of the Crossroads deposit.

Holt – Production increased 12% as St Andrews credited additional mine infrastructure and mine development for the operational improvements. Although production at Holt increased, our royalty rate and corresponding revenue decreased due to the decrease in gold price. The sliding-scale NSR royalty rate on gold produced from the Holt portion of the mining project is derived by multiplying 0.00013 by the quarterly average gold price. For example, at a quarterly average gold price of $1,300 per ounce, the effective royalty rate payable would be 16.9%.

Las Cruces – Production increased 5% due to higher throughput as a result of successful process improvement projects during calendar 2013, and improved recoveries, partially offset by lower copper grade.

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Mt. Milligan – Since concentrate production began at Mt. Milligan in September 2013, we have purchased 25,750 ounces of physical gold, which came from a combination of provisional and final settlements associated with the first seven shipments of concentrate from Mt. Milligan. We sold 21,100 ounces of gold and had 7,800 ounces of gold in inventory as of June 30, 2014.  Approximately 3,100 ounces of the gold in inventory were received prior to fiscal year end but were not paid for until July 2, 2014.

Mulatos – Production decreased 31%, as Alamos processed lower than expected grades from the Escondida deposit. In addition, they mined and processed less material than expected at the higher grade Escondida Deep deposit. Alamos reports that it expects to process the remainder of the Escondida Deep deposit in the September quarter, while the higher grade San Carlos ore will be mined and stockpiled for processing in the December quarter. The Company’s royalty is subject to a 2.0 million ounce cap on gold production, and as of June 30, 2014, approximately 1.27 million cumulative ounces of gold have been produced.

Peñasquito – Gold production at Peñasquito increased 44%, while reported silver, lead and zinc production also increased. Goldcorp reported that it is mining in the higher grade portion of the pit, which it expects will continue throughout calendar 2014 at a projected mill throughput of 110,000 tonnes per day.

Robinson – Copper production decreased 52% while reported gold production decreased 44%, due to the planned mine sequence moving to the lower grade Kimbley pit. It is expected that mining will return to the higher grade Ruth pit in the second half of calendar 2014.

Voisey’s Bay – Nickel production at Voisey’s Bay decreased 14% and copper production decreased approximately 27%. Vale will transition the Voisey’s Bay nickel concentrate processing from its Sudbury and Thompson smelters to its new Long Harbour hydrometallurgical plant. The Company is discussing with Vale the calculation of the royalty when Long Harbour begins treatment of these nickel concentrates.

Full year and fourth quarter fiscal 2014 production and revenue for the Company’s principal royalty and stream interests are shown in Tables 1 and 2. For more detailed information about each of our principal royalty and stream properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  The Company owns interests on 201 properties on six continents, including interests on 37 producing mines and 23 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

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For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Note: Management’s conference call reviewing the fourth quarter and year-end results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (866) 270-1533 (North America) or (412) 317-0797 (international), conference title “Royal Gold.” The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section. A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

___________________________

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s expectation of a new phase of growth from Mt. Milligan; the Company’s ability to invest in additional quality properties; and the operators’ expectation of construction, ramp up, production, mine life, resolution of regulatory and legal proceedings and other developments at various mines. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company's royalty properties; the ability of the various operators to bring projects into production as expected; delays in the operators securing or their inability to secure necessary governmental permits; decisions and activities of the operators of the Company's royalty properties; unanticipated grade, geological, metallurgical, processing, liquidity or other problems the operators of the mining properties may encounter; completion of feasibility studies; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s royalty properties; contests to the Company’s royalty interests and title and other defects to the Company’s royalty properties; errors in calculating royalty payments, or payments not made in accordance with royalty agreements; economic and market conditions; risks associated with conducting business in foreign countries; changes in laws governing the Company and its royalty properties or the operators of such properties; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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TABLE 1

Fiscal 2014

Royalty and Stream Production and Revenue for Principal Royalty Interests

(In thousands, except reported production in oz. and lbs.)

				Fiscal Year Ended June 30, 2014			Fiscal Year Ended June 30, 2013
Property	Royalty/Stream	Operator	Metal(s)	Revenue	Reported Production [1]		Revenue	Reported Production [1]
Andacollo [2]	75%	Teck	Gold	$48,777	50,400	oz.	$82,272	68,600	oz.
Peñasquito [3]	2.0% NSR	Goldcorp		$29,281			$28,005
			Gold		534,200	oz.		371,100	oz.
			Silver		27.7	Moz.		21.1	Moz.
			Lead		175.5	Mlbs.		126.3	Mlbs.
			Zinc		310.9	Mlbs.		282.3	Mlbs.
Voisey's Bay	2.7% NSR	Vale		$25,128			$32,517
			Nickel		123.7	Mlbs.		143.9	Mlbs.
			Copper		80.5	Mlbs.		101.9	Mlbs.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	$13,813	63,100	oz.	$19,028	56,400	oz.
Mulatos [4]	1.0% - 5.0% NSR	Alamos	Gold	$9,443	149,800	oz.	$17,376	218,000	oz.
Cortez [5]	GSR1 and GSR2, GSR3, NVR1	Barrick	Gold	$8,138	95,400	oz.	$8,980	82,100	oz.
Canadian Malartic [6]	1.0% - 1.5% NSR	Yamana/Agnico Eagle	Gold	$7,758	417,800	oz.	$8,043	347,000	oz.
Las Cruces	1.5% NSR	First Quantum	Copper	$7,743	161.2	Mlbs.	$8,012	153.4	Mlbs.
Robinson	3.0% NSR	KGHM		$6,354			$15,664
			Gold		27,600	oz.		49,100	oz.
			Copper		69.6	Mlbs.		146.2	Mlbs.
Other [7]			Various	$53,518	N/A		$69,327	N/A
Stream:
Mt. Milligan[8]	Gold stream - 52.25% of payable gold	Thompson Creek	Gold	$27,209	80,800	oz.	$-	N/A
Total Revenue				$237,162			$289,224

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TABLE 2

Fiscal 2014

Royalty and Stream Production and Revenue for Principal Royalty Interests

(In thousands, except reported production in oz. and lbs.)

				Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
Property	Royalty/Stream	Operator	Metal(s)	Revenue	Reported Production [1]		Revenue	Reported Production [1]
Andacollo [2]	75%	Teck	Gold	$9,688	10,000	oz.	$16,330	15,700	oz.
Peñasquito [3]	2.0% NSR	Goldcorp		$8,458			$4,876
			Gold		168,100	oz.		80,700	oz.
			Silver		7.8	Moz.		5.2	Moz.
			Lead		43.2	Mlbs.		36.8	Mlbs.
			Zinc		77.0	Mlbs.		61.8	Mlbs.
Voisey's Bay	2.7% NSR	Vale		$5,884			$6,704
			Nickel		26.9	Mlbs.		36.5	Mlbs.
			Copper		9.7	Mlbs.		11.4	Mlbs.
Cortez [5]	GSR1 and GSR2, GSR3, NVR1	Barrick	Gold	$3,598	40,300	oz.	$2,030	22,100	oz.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	$3,361	15,600	oz.	$3,493	13,500	oz.
Mulatos [4]	1.0% - 5.0% NSR	Alamos	Gold	$2,103	33,600	oz.	$3,840	54,900	oz.
Las Cruces	1.5% NSR	First Quantum	Copper	$1,943	41.6	Mlbs.	$1,452	30.6	Mlbs.
Canadian Malartic [6]	1.0% - 1.5% NSR	Yamana/Agnico Eagle	Gold	$1,930	104,700	oz.	$1,391	70,900	oz.
Robinson	3.0% NSR	KGHM		$1,459			$4,503
			Gold		5,800	oz.		18,400	oz.
			Copper		19.1	Mlbs		43.4	Mlbs.
Other [7]			Various	$13,099	N/A		$12,707	N/A
Stream:
Mt. Milligan[8]	Gold stream - 52.25% of payable gold	Thompson Creek	Gold	$18,619	51,700	oz.	$-	N/A
Total Revenue				$70,142			$57,326

[1]	Reported production relates to the amount of metal sales that are subject to our royalty and stream interests for the periods ended June 30, 2014 and June 30, 2013, as reported to us by the operators of the mines.
[2]	The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter. There have been approximately 217,000 cumulative payable ounces produced as of June 30, 2014. Gold is produced as a by-product of copper.
[3]	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.
[4]	The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 1.27 million ounces of cumulative production as of June 30, 2014. NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.
[5]	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 1.0140% excluding Crossroads and 0.6186% for Crossroads.
[6]	NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $350 – 1.0%; above $350 – 1.5%.
[7]	“Other” includes all of the Company’s non-principal producing royalties for the periods ended June 30, 2014 and 2013. Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for any of the periods.
[8]	For our streaming interest at Mt. Milligan, our revenue is a product of the reported production, our 52.25% stream interest, an applicable provisional percentage (for the first 12 shipments only) and an average gold sale price for the period. During the three and twelve months ended June 30, 2014, the Company sold approximately 14,400 and 21,100 ounces of gold respectively and had approximately 7,800 ounces of gold in inventory as of June 30, 2014.

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TABLE 3

Historical Production

				Reported Production [1,2] For The Quarter Ended
Property	Royalty/Stream	Operator	Metal(s)	Jun. 30, 2014		Mar. 31, 2014		Dec. 31, 2013		Sep. 30, 2013		Jun. 30, 2013
Andacollo	75%	Teck	Gold	10,000	oz.	10,400	oz.	12,500	oz.	17,500	oz.	15,700	oz.
Canadian Malartic	1.0% - 1.5% NSR	Yamana/ Agnico Eagle	Gold	104,700	oz.	110,200	oz.	105,300	oz.	97,600	oz.	70,900	oz.
Cortez	GSR1 and GSR2, GSR3, NVR1	Barrick	Gold	40,300	oz.	41,100	oz.	8,300	oz.	5,700	oz.	22,100	oz.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	15,600	oz.	17,600	oz.	12,900	oz.	17,000	oz.	13,500	oz.
Las Cruces	1.5% NSR	First Quantum	Copper	41.6	Mlbs.	41.1	Mlbs	37.2	Mlbs	41.2	Mlbs	30.6	Mlbs
Mt. Milligan	Gold stream - 52.25% of payable gold	Thompson Creek	Gold	51,700	oz.	23,600	oz.	5,500	oz.	NA		NA
Mulatos	1.0% - 5.0% NSR	Alamos	Gold	33,600	oz.	34,400	oz.	40,200	oz.	41,600	oz.	54,900	oz.
Peñasquito	2.0% NSR	Goldcorp
			Gold	168,100	oz.	118,700	oz.	145,800	oz.	101,500	oz.	80,700	oz.
			Silver	7.8	Moz.	7.1	Moz.	6.2	Moz.	6.5	Moz.	5.2	Moz.
			Lead	43.2	Mlbs.	45.3	Mlbs	47.1	Mlbs	39.8	Mlbs	36.8	Mlbs
			Zinc	77.0	Mlbs.	90.1	Mlbs.	70.3	Mlbs.	73.5	Mlbs.	61.8	Mlbs.
Robinson	3.0% NSR	KGHM
			Gold	5,800	oz.	3,900	oz.	8,700	oz.	9,200	oz.	18,400	oz.
			Copper	19.1	Mlbs.	10.7	Mlbs	22.1	Mlbs	17.8	Mlbs	43.4	Mlbs
Voisey's Bay	2.7% NSR	Vale
			Nickel	26.9	Mlbs	39.9	Mlbs	28.5	Mlbs	28.4	Mlbs	36.5	Mlbs
			Copper	9.7	Mlbs.	9.7	Mlbs	26.4	Mlbs	34.7	Mlbs	11.4	Mlbs

[1]	Reported production relates to the amount of metal sales that are subject to our royalty and stream interests for the stated period, as reported to us by the operators of the mines.

[2]	See individual property footnotes on page 10.

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ROYAL GOLD, INC.

Consolidated Balance Sheets

As of June 30,

(In thousands except share data)

	2014
	(unaudited)	2013
ASSETS
Cash and equivalents	$659,536	$664,035
Royalty receivables	46,654	50,385
Income tax receivable	21,947	15,158
Prepaid expenses and other	7,840	14,919
Total current assets	735,977	744,497

Royalty and stream interests, net	2,109,067	2,120,268
Available-for-sale securities	9,608	9,695
Other assets	36,892	30,881
Total assets	$2,891,544	$2,905,341

LIABILITIES
Accounts payable	3,897	2,838
Dividends payable	13,678	13,009
Foreign withholding taxes payable	2,199	15,518
Other current liabilities	2,730	3,720
Total current liabilities	22,504	35,085

Debt	311,860	302,263
Deferred tax liabilities	169,865	174,267
Uncertain tax positions	13,725	21,166
Other long-term liabilities	1,033	1,924
Total liabilities	518,987	534,705

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 64,578,401 and 64,184,036 shares outstanding, respectively	646	642
Exchangeable shares, no par value, 1,806,649 shares issued, less 1,426,792 and 1,139,420 redeemed shares, respectively	16,718	29,365
Additional paid-in capital	2,147,650	2,142,173
Accumulated other comprehensive loss	(160)	(4,572)
Accumulated earnings	189,871	181,279
Total Royal Gold stockholders’ equity	2,354,725	2,348,887
Non-controlling interests	17,832	21,749
Total equity	2,372,557	2,370,636
Total liabilities and equity	$2,891,544	$2,905,341

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ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(In thousands except for per share data)

	For The Three Months Ended		For The Years Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)
Revenue	$70,142	$57,326	$237,162	$289,224

Costs and expenses
Cost of sales	6,283	-	9,158	-
General and administrative	6,094	4,738	21,186	24,027
Production taxes	1,647	1,912	6,756	9,010
Depreciation, depletion and amortization	24,666	20,751	91,342	85,020
Total costs and expenses	38,690	27,401	128,442	118,057

Operating income	31,452	29,925	108,720	171,167

Loss on available-for-sale securities	(4,499)	-	(4,499)	(12,121)
Interest and other income	61	2,634	2,132	2,902
Interest and other expense	(5,761)	(6,202)	(23,426)	(24,780)
Income before income taxes	21,253	26,357	82,927	137,168

Income tax expense	(4,322)	(12,697)	(19,455)	(63,759)
Net income	16,931	13,660	63,472	73,409
Net income attributable to non-controlling interests	(295)	(2,957)	(831)	(4,256)
Net income attributable to Royal Gold common stockholders	$16,636	$10,703	$62,641	$69,153

Net income	$16,931	$13,660	$63,472	$73,409
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available-for- sale securities	2	(4,459)	(98)	(4,526)
Recognized loss on available-for-sale securities	6,825	-	4,510	13,716
Comprehensive income	23,758	9,201	67,884	82,599
Comprehensive income attributable to non-controlling interests	(295)	(2,957)	(831)	(4,256)
Comprehensive income attributable to Royal Gold stockholders	$23,463	$6,244	$67,053	$78,343

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$0.26	$0.16	$0.96	$1.09
Basic weighted average shares outstanding	64,950,353	64,837,598	64,909,149	63,250,247
Diluted earnings per share	$0.26	$0.16	$0.96	$1.09
Diluted weighted average shares outstanding	65,074,315	64,972,144	65,026,256	63,429,822
Cash dividends declared per common share	$0.21	$0.20	$0.83	$0.75

12

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(In thousands)

	For The Three Months Ended		For The Years Ended
	June 30,	June 30,	June 30,	June 30,
	2014 (unaudited)	2013 (unaudited)	2014 (unaudited)	2013
Cash flows from operating activities:
Net income	$16,931	$13,660	$63,472	$73,409
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	24,666	20,751	91,342	85,020
Recognized loss on available-for-sale securities	4,499	-	4,499	12,121
Non-cash employee stock compensation expense	1,291	(107)	2,580	5,701
Gain on distribution to non-controlling interest	-	(2,675)	(259)	(2,837)
Amortization of debt discount	2,459	2,302	9,597	9,015
Tax benefit of stock-based compensation exercises	(277)	(1,752)	(597)	(2,966)
Deferred tax (benefit) expense	4,836	(5,587)	(8,166)	(11,419)
Other	-	100	-	100
Changes in assets and liabilities:
Royalty receivables	(4,444)	8,635	3,731	3,562
Prepaid expenses and other assets	(2,573)	(8,077)	9,756	(12,300)
Accounts payable	911	694	1,105	113
Foreign withholding taxes payable	(1,786)	15,294	(13,319)	15,294
Income taxes receivable	(1,632)	(1,778)	(6,183)	(3,127)
Uncertain tax positions	(9,865)	994	(7,441)	1,697
Other liabilities	(2,900)	(2,337)	(2,915)	(753)
Net cash provided by operating activities	$32,116	$40,117	$147,202	$172,630

Cash flows from investing activities:
Acquisition of royalty and stream interests	(327)	(37,181)	(80,019)	(314,262)
Other	(5,009)	4,638	(4,782)	4,820
Net cash used in investing activities	$(5,336)	$(32,543)	$(84,801)	$(309,442)

Cash flows from financing activities:
Net proceeds from issuance of common stock	559	-	1,120	473,771
Common stock dividends	(13,674)	(13,009)	(53,380)	(43,934)
Purchase of additional royalty interest from non-controlling interest	-	-	(11,522)	-
Debt issuance costs	-	-	(1,284)	-
Distribution to non-controlling interests	(518)	(5,385)	(2,431)	(7,412)
Tax expense of stock-based compensation exercises	277	1,752	597	2,966
Net cash (used in) provided by financing activities	$(13,356)	$(16,642)	$(66,900)	$425,391
Net (decrease) increase in cash and equivalents	13,424	(9,068)	(4,499)	288,579
Cash and equivalents at beginning of period	646,112	673,103	664,035	375,456
Cash and equivalents at end of period	$659,536	$664,035	$659,536	$664,035

13

 SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses. Other companies may define and calculate this measure differently. Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty portfolio. Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company's future operations, growth opportunities, shareholder dividends and to service the Company's debt obligations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Below is a reconciliation of net income to Adjusted EBITDA.

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	For The Three Months Ended		For The Years Ended
	June 30,		June 30,
	(Unaudited, in thousands)		(Unaudited, in thousands)

	2014	2013	2014	2013

Net income	$16,931	$13,660	$63,472	$73,409
Depreciation, depletion and amortization	24,666	20,751	91,342	85,020
Non-cash employee stock compensation	1,291	(107)	2,580	5,701
Realized loss on available-for-sale securities	4,499	-	4,499	12,121
Interest and other income	(61)	(2,634)	(2,132)	(2,902)
Interest and other expense	5,761	6,202	23,426	24,780
Income tax expense	4,322	12,697	19,455	63,759
Non-controlling interests in operating income of consolidated subsidiaries	(295)	(282)	(572)	(1,420)
Adjusted EBITDA	$57,114	$50,287	$202,070	$260,469

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